Exhibit 99.1

Canadian Court Declares Calgon Carbon Patent Invalid

          PITTSBURGH, Nov. 15 /PRNewswire-FirstCall/ -- Calgon Carbon Corporation (NYSE: CCC) announced today that the Federal Court of Canada found that the company’s Canadian patent for the use of ultraviolet light to prevent infection from Cryptosporidium in drinking water is invalid.

          The trial judge’s ruling followed a trial in April 2006 in which Calgon Carbon alleged that the City of North Bay, Ontario, Canada infringed its patent for the use of ultraviolet light to prevent infection from Cryptosporidium in drinking water and that Trojan Technologies Inc. induced or procured North Bay’s infringement.  In his ruling on the case, the judge found the patent invalid because it was  “. . . anticipated by the prior art.”

           Commenting on the ruling, John Stanik, Calgon Carbon’s president and chief executive officer, said, “We are clearly disappointed in the judge’s decision, and we are evaluating our options with respect to this decision.”

          Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

SOURCE  Calgon Carbon Corporation
          -0-                                        11/15/2006
          /CONTACT:  Gail Gerono of Calgon Carbon Corporation at +1-412-787-6795/
          /Web site:  http://www.calgoncarbon.com/